UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
www.Core-Mark.com

April 7, 2017

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. PDT on Tuesday, May 23, 2017 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California, 94010. You will find directions to the Annual Meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by telephone, over the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, telephone or via the internet, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton	Thomas B. Perkins
Director and Chairman of the Board	President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California, 94080
April 7, 2017

The 2017 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Tuesday, May 23, 2017
TIME:	10:00 a.m. PDT
LOCATION:	Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California, 94010
PURPOSE:	To consider and act upon the following proposals:
1. The election of nine directors;
2. The approval of an advisory resolution to approve executive compensation;
3. Advisory vote on the frequency of an advisory vote on executive compensation; and
4. The ratification of the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

In addition, we will consider the transaction of such other business that may properly come before the Annual Meeting. Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposals 2 and 4. Non-votes on Proposal 3 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Stockholders of record at the close of business on March 27, 2017 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Theodore Castro
Vice President - Finance, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:

1. BY USING THE INTERNET:
You may vote via the internet at www.proxypush.com/core.

2. BY TELEPHONE:
You may vote by telephone by calling 1-866-883-3382.

3. BY MAIL:
Request a paper copy of the 2016 Annual Report and 2017 proxy materials by following the instructions on the notice mailed to you on April 7, 2017 (the “Notice of Internet Availability of Proxy Materials”) and promptly return your signed and dated proxy/voting instruction card in the envelope provided.

4. IN PERSON:
You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2017

As outlined on the Notice of Internet Availability of Proxy Materials, the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available on the internet at http://www.proxydocs.com/core.

PROXY STATEMENT
________________
2017 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 23, 2017
________________
CORE-MARK HOLDING COMPANY, INC.
395 Oyster Point Blvd., Suite 415
South San Francisco, California, 94080
________________
GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark” or the “Company”) on or about April 7, 2017 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 10:00 a.m. PDT on Tuesday, May 23, 2017 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California, 94010. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be held on May 23, 2017:

As outlined on the notice we mailed to you on or about April 7, 2017 (the ‘‘Notice of Internet Availability of Proxy Materials’’), the proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available on the Internet at http://www.proxydocs.com/core. Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to its stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 7, 2017, the Company will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including its proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company may, at its discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including its proxy statement and annual report, to one or more stockholders.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 27, 2017 are entitled to notice of and to vote at the Annual Meeting. As of such date, there were 46,317,838 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by:

(1) accessing the internet at www.proxypush.com/core;

(2) calling 1-866-883-3382;

(3) requesting a paper copy of the 2016 Annual Report and 2017 proxy materials by following the instructions on Notice of Internet Availability of Proxy Materials and promptly returning their signed and dated proxy/voting instruction card in the envelope provided; or

(4) attending the Annual Meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing. If you are a beneficial owner and you prefer to vote in person at the meeting, you will need to ask your broker, bank or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and broker non-votes (i.e. when a stockholder does not provide voting instructions to their broker or nominee as to one or more items to be voted upon) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors - Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of Executive Compensation - Advisory resolution to approve executive compensation (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Advisory Vote on the Frequency of Executive Compensation Advisory Vote - Approval of one of the options presented regarding the frequency with which stockholders are provided an advisory vote on executive compensation (Proposal 3) will be determined by the affirmative vote for such option of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether an option under Proposal 3 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against the one, two and three year frequency options contained in Proposal 3. Broker non-votes on Proposal 3 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal. If none of the options receives a majority vote but one option receives a clear plurality of votes, then the Board of Directors will consider such option to be the frequency for the advisory vote recommended by stockholders.

Ratification of Appointment of Accountants - Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 4 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 4. Under New York Stock Exchange (NYSE) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons designated in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2016, which is available on the Investor Relations page of our website (www.core-mark.com).

On May 25, 2016, the Board of Directors approved a two-for-one stock split of the Company’s outstanding common stock, effected through a stock dividend. The additional shares were distributed on June 27, 2016 to stockholders of record at the close of business on June 9, 2016. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been adjusted to reflect this two-for-one stock split for all periods presented.

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 27, 2017, regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our Named Executive Officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 27, 2017, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Except as otherwise noted below, each of the following individuals’ address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California, 94080.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Security Holders:
T. Rowe Price Associates, Inc.(1)	6,352,766	13.7%
BlackRock, Inc.(2)	5,429,151	11.7%
The Vanguard Group(3)	3,794,858	8.2%
Dimensional Fund Advisors LP(4)	2,554,838	5.5%
Directors and Named Executive Officers:
Thomas B. Perkins	192,202	*
Scott E. McPherson	149,281	*
Stacy Loretz-Congdon	136,299	*
Christopher L. Walsh	133,952	*
Randolph I. Thornton	102,962	*
William G. Stein	75,336	*
Stuart W. Booth	73,826	*
Robert G. Gross	65,422	*
J. Michael Walsh	53,410	*
Harvey L. Tepner	41,483	*
Robert A. Allen	41,210	*
Gary F. Colter	27,606	*
Christopher M. Miller	10,805	*
Laura Flanagan	1,330	*
All directors and executive officers as a group (16 persons)	1,166,672	2.5%
____________
* Represents beneficial ownership of less than 1%.

(1)
The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202. Share amounts listed are derived from T. Rowe Price Associates, Inc.’s Schedule 13G/A filing with the SEC on February 7, 2017.

(2)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filing with the SEC on January 12, 2017.

(3)
The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. Share amounts listed are derived from The Vanguard Group's Schedule 13G filing with the SEC on February 10, 2017.

(4)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Share amounts listed are derived from Dimensional Fund Advisors LP’s Schedule 13G/A filing with the SEC on February 9, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark’s common stock (“10% owners”) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers.

We believe that for 2016, all of our directors, executive officers and 10% owners were in compliance with the disclosure requirements of Section 16(a), except for the following reports that were not filed on a timely basis: three reports disclosing thirteen transactions on behalf of Mr. Hobson, three reports disclosing nine transactions on behalf of each of Mr. Rolheiser, Mr. Stein and Mr. C. Walsh, two reports disclosing eight transactions on behalf of each of Ms. Loretz-Congdon, Mr. Miller and Mr. McPherson, two reports disclosing three transactions on behalf of each of Mr. Gross and Mr. Thornton, two reports disclosing two transactions on behalf of Mr. Tepner and one report disclosing one transaction on behalf of each of Mr. Allen, Mr. Booth, Mr. Colter, Ms. Flanagan, Mr. Perkins and Mr. J. M. Walsh. In addition, a report was filed in March 2017 for one historical transaction on behalf of Mr. C. Walsh.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	401,192(2)	$0.01	2,684,821
Equity compensation plans not approved by security holders	—	—	—
Total	401,192	$0.01	2,684,821
___________
(1) Consists solely of our 2010 Long-Term Incentive Plan (“LTIP”), including restricted stock units ("RSUs") incorporated from the 2007 LTIP.

(2)	Includes 399,568 shares subject to RSUs outstanding under our 2010 LTIP and 1,624 RSUs outstanding under our 2007 LTIP.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of nine directors, each of whose term expires at the 2017 Annual Meeting. The following nine directors have been nominated for re-election to serve for a term of one year until the 2018 Annual Meeting or until their successors have been duly elected and qualified:

Robert A. Allen
Stuart W. Booth
Gary F. Colter
Laura Flanagan
Robert G. Gross
Thomas B. Perkins
Harvey L. Tepner
Randolph I. Thornton
J. Michael Walsh
All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of all the directors listed above.

NOMINEES FOR DIRECTOR

Robert A. Allen, 67, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley. Mr. Allen was nominated to serve on the Board of Core-Mark principally based upon his extensive experience in the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Chief Executive Officer of Core-Mark International, Inc.

Stuart W. Booth, 66, has served as a Director of Core-Mark since August 2005. Mr. Booth is a retired financial executive. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. During 2001, Mr. Booth served as the Chief Financial Officer of Respond TV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Gary F. Colter, 71, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner - Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman - Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the Board of Directors of Canadian Imperial Bank of Commerce (“CIBC”), Owens-Illinois, Inc. and Revera, Inc. In addition, Mr. Colter is a member of the Governance Committee and the Audit Committee at CIBC, is a member of the Audit Committee, the Governance and Compensation Committee and the Investment Committee of Revera, Inc. and is a member of the Compensation Committee and the Governance Committee at Owens-Illinois, Inc. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a Fellow Chartered Accountant (“FCA”) (Canada). Mr. Colter was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge, the insight he provides from his experience as a restructuring and strategy management consultant and his long and distinguished experience as a partner in a Big 4 accounting firm.

Laura Flanagan, 49, has served as a Director of Core-Mark since June 2016. Ms. Flanagan is currently the Chief Executive Officer of Foster Farms, the West Coast leader in branded and private label poultry, headquartered in Livingston, California. Ms. Flanagan was previously the President of the Snacks Division of ConAgra Foods, Inc., a packaged foods company headquartered in Omaha, Nebraska, from 2011 until 2014, and served as President of ConAgra’s Convenient Meals Division from 2008 until 2011. Prior to joining ConAgra in 2008, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana® Shelf Stable Juices at PepsiCo Inc. from 2005 to 2008. Ms. Flanagan also held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. from 1996 to 2005. Ms. Flanagan was nominated to serve on the Board of Core-Mark based on her valuable experience in and knowledge of marketing and the retail industry.

Robert G. Gross, 59, has served as a Director of Core-Mark since October 2011. Mr. Gross serves as the Executive Chairman of Monro Muffler Brake, Inc., an undercar service provider headquartered in Rochester, New York, since his appointment in October 2012. Mr. Gross served as Chief Executive Officer of Monro Muffler Brake, Inc. since January 1999 and was elected Chairman in August 2007. Prior to joining Monro Muffler Brake, Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance retailer based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America, Inc., a San Antonio, Texas, based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Since November 2012, Mr. Gross also serves as a Trustee of the Boyd Group Income Fund (TSX: BYD.UN). Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo. Mr. Gross was nominated to serve on the Board because he brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.

Thomas B. Perkins, 58, has served as our President, Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University. Mr. Perkins was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. Perkins’ long experience with the Company and the distribution industry.

Harvey L. Tepner, 60, has served as a Director of Core-Mark since August 2004. From 2008 to 2015, Mr. Tepner was a senior executive of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company). From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner serves on the board of Alpha Natural Resources Holdings, Inc., a metallurgical and thermal coal producer that emerged from Chapter 11 in 2016. Mr. Tepner was appointed concurrent with the company’s emergence from Chapter 11. In February 2016, Mr. Tepner was appointed to the Board of Directors of Zochem Inc., the Canadian subsidiary of Horsehead Holding Corp., a publicly traded company operating under Chapter 11 of the U.S. Bankruptcy Code. Upon its emergence from Chapter 11, Mr. Tepner became Chairman of Horsehead Holding LLC until October 2016. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University. Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the Company and the wholesale distribution industry, his overall expertise regarding business strategy and development, finance, mergers and acquisitions, corporate governance and the strategic and financial insight he provides from his experience restructuring and advising companies as an investment banker and a private equity investor.

Randolph I. Thornton, 71, has served as a Director and Chairman of the Board of Directors since August 2004. Mr. Thornton served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. from August 2004 through December 31, 2016. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a Managing Director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School. Mr. Thornton was nominated to serve on the Board of Core-Mark principally based upon his extensive financial and accounting knowledge gained from his time with Citigroup and his experience both as a chief executive and as a member of the board of other companies.

J. Michael Walsh, 69, has served as a Director of Core-Mark since August 2004. From March 2003 to January 2013, Mr. Walsh served as our President and Chief Executive Officer and was our Executive Vice President - Sales from October 1999 to March 2003. From January 1996 to October 1999, Mr. Walsh served as the Senior Vice President - U.S. Distribution and was Senior Vice President - Operations from April 1991 to January 1996. Before joining Core- Mark, Mr. Walsh served as the Senior Vice President - Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas. Mr. Walsh was nominated to serve on the Board of Core-Mark principally based upon his deep understanding of the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Core-Mark’s President and Chief Executive Officer.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of nine members. Two of our Board of Directors members are former employees and one is a current employee of the Company. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. All of our non-employee directors are independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors. J. Michael Walsh has been independent within the meaning of the rules of the NASDAQ Global Market since January 18, 2016.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our Directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm). Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California, 94080, telephone 650-589-9445.

The following table summarizes the current membership of the Board and each of its committees:

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert A. Allen	X		X	Chairman
Stuart W. Booth	X	Chairman	X
Gary F. Colter	X	X		X
Laura Flanagan	X		X	X
Robert G. Gross	X	X	Chairman
Thomas B. Perkins	X
Harvey L. Tepner	X	X		X
Randolph I. Thornton	Chairman		X	X
J. Michael Walsh	X

The current membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the SEC, the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the SEC. In addition, the Audit Committee approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Robert G. Gross and Harvey L. Tepner, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is currently the Chairman of the Audit Committee, and he, Mr. Colter, Mr. Gross and Mr. Tepner qualify as audit committee financial experts as defined under SEC rules. We believe the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term, for our CEO and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our equity incentive plans and reviews and determines equity-based compensation for our directors, executive officers and employees, and prepares the Compensation Committee report required under the rules of the SEC. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are Robert G. Gross, Robert A. Allen, Stuart W. Booth, Laura Flanagan, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Gross is currently the Chairman of the Compensation Committee. In addition to meeting the independence requirements, we believe the functions of our Compensation Committee comply with all other applicable rules and requirements of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The current members of the Nominating and Governance Committee are Robert A. Allen, Gary F. Colter, Laura Flanagan, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Allen is currently the Chairman of the Nominating and Corporate Governance Committee. In addition to meeting the independence requirements, we believe the functions of our Nominating and Corporate Governance Committee comply with all other applicable rules and requirements of the NASDAQ Global Market.

Special Committees

From time to time, our Board of Directors form special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2016, the Board and its audit, compensation and nominating and corporate governance committees held the following aggregate number of meetings:

Meeting	Number of Meetings
Board of Directors	7
Audit Committee	8
Compensation Committee	4
Nominating and Corporate Governance Committee	4

Each of our directors attended 100% of the total number of the meetings of the Board and 100% of the committee meetings indicated in the table above on which he or she served during the year. Ms. Flanagan attended 100% of Board meetings since she joined the Board effective June 29, 2016, and 100% of Compensation, and Nominating and Corporate Governance committee meetings effective as of her appointment in the fourth quarter of 2016.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of the members of our Board at such time attended the 2016 Annual Meeting.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole on a bi-annual basis. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and whether the recommended actions are appropriate, including but not limited to further analysis, a change in Company policy or other appropriate response.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses incurred in connection with their attendance at Board and committee meetings. Standard annual compensation for our non-employee directors for 2016 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer for board membership, retainers for Committee Chairs and the Chairman of the Board and a fee for each Board, regular committee and special committee meetings attended. The equity component consisted of an annual grant of restricted stock units.

The following table lists the standard annual elements of non-employee director cash and equity compensation for 2016:

Compensation Component	2016 Compensation
Annual Board retainer(1)	$60,000
Annual Chairman retainers(1)	Board of Directors - $60,000 Audit Committee - $25,000 Compensation Committee - $15,000 Nominating and Corporate Governance Committee - $15,000
Board and Committee meeting fee	$1,500 per meeting
Restricted stock units	Annual grant with a fair value of approximately $60,000(2)
____________

(1)	The annual Board retainer and annual Chairman retainers are paid in equal quarterly installments.

(2)
During 2016, each non-employee director received a grant of 1,570 restricted stock units under our 2010 LTIP except for Ms. Flanagan who received 1,330 restricted stock units upon joining the Board in June 2016.

The following table summarizes all compensation awarded to our non-employee directors in 2016:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Robert A. Allen	$ 97,500(2)	$59,982	$157,482
Stuart W. Booth	113,500(3)	59,982	173,482
Gary F. Colter	88,500(4)	59,982	148,482
Laura Flanagan	36,000(5)	62,324	98,324
Robert G. Gross	103,500(6)	59,982	163,482
Harvey L. Tepner	88,500(7)	59,982	148,482
Randolph I. Thornton	142,500(8)	59,982	202,482
J. Michael Walsh	70,500(9)	59,982	130,482
____________

(1)
The directors were each granted 1,570 restricted stock units on January 20, 2016, at an aggregate fair value at date of grant of $59,982, while Ms. Flanagan was granted 1,330 restricted stock units on June 29, 2016, due to her nomination to the Board. The restricted stock units fully vested on January 1, 2017.

(2)	Consists of: $60,000 Board retainer, $15,000 Nominating and Corporate Governance Committee Chair retainer and attendance at 15 meetings (at $1,500 per meeting).

(3)	Consists of: $60,000 Board retainer, $25,000 Audit Committee Chair retainer and attendance at 19 meetings (at $1,500 per meeting).

(4)	Consists of: $60,000 Board retainer and attendance at 19 meetings (at $1,500 per meeting).

(5)	Consists of: $30,000 Board retainer due to Board nomination effective June 29, 2016, and attendance at 4 meetings (at $1,500 per meeting).

(6)	Consists of: $60,000 Board retainer, $15,000 Compensation Committee Chair retainer and attendance at 19 meetings (at $1,500 per meeting).

(7)	Consists of: $60,000 Board retainer and attendance at 19 meetings (at $1,500 per meeting).

(8)	Consists of: $60,000 Board retainer, $60,000 Board Chairman retainer and attendance at 15 meetings (at $1,500 per meeting).

(9)	Consists of: $60,000 Board retainer and attendance at 7 meetings (at $1,500 per meeting).

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantees of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $120,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the Compensation Committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the Board of Directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is J. Michael Walsh who is Christopher L. Walsh’s uncle.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investor Relations”. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, Director qualifications and nominations, Director responsibilities, executive sessions of the Board, committee functions, Director access to senior managers and independent advisors, Director compensation, Director orientation and continuing education, management succession and Board performance evaluations.

The Governance Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; and (iv) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Director Independence
The Governance Committee reviews the independence of all Directors annually and reports its findings to the full Board. The Governance Committee has determined that as of January 24, 2017 each of the non-employee Directors is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Roles of the Chairman and the Chief Executive Officer

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, the Governance Committee believes that the current separation of Chairman and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day-to-day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chairman could distract the CEO from his primary role as leader of the Company’s business. In addition, the Governance Committee believes a non-management Chairman helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and management.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. During this annual review, the Company conducts individual interviews with each Director, which provide an opportunity to discuss the performance of other Directors and any feedback received is subsequently discussed with those individuals. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve.

Mandatory Retirement for Directors

The Board has adopted a policy whereby a person may not be nominated or re-nominated to serve as a Director if such person is 75 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a Director upon the recommendation of the Governance Committee and approval of the Board.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. Candidates are also evaluated for “independence” in accordance with applicable rules of the Securities and Exchange Commission and the NASDAQ Stock Market. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA, 94080.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Article II, Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the “Stockholder Proposals for 2018 Annual Meeting” section in this Proxy Statement.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (“the Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code is available on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm).

Core-Mark also maintains policies regarding insider trading and communications with the public (“Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (“Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The policy also contains a prohibition on our directors, officers and employees from hedging any Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA, 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line toll-free at (877) 314-1738. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm).

Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“executive sessions”) are an important element of “best practice” consideration for the corporate governance process. The use of executive sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in executive session during its Board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s chief executive officer and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California, 94080.

All communications to the Board will remain unopened and be promptly forwarded to the Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Stock Ownership Guidelines

In order to continue to align the interests of our directors and executive officers with those of our stockholders, the Board has determined that our directors and our Named Executive Officers (‘‘NEO’’) should be required to hold a meaningful amount of Core-Mark capital stock. The Company has implemented Stock Ownership Guidelines approved by the Board, which provide that our directors and NEOs must own shares of Core-Mark’s common stock with an aggregate value equal to the following multiple of such director’s annual cash retainer or officer’s base salary, as applicable:

Position	Multiple of Annual Cash Retainer or Base Salary
Directors	5x
CEO	6x
Other NEOs	3x

Each director and NEO is required to achieve such level of stock ownership within the later of one year after the adoption of the Stock Ownership Guidelines and five years following the date of such director’s or officer’s appointment to such position. Compliance will be measured as of February 15th each year. Any director or NEO who fails to comply with the guidelines may be excluded from future grants of the Company’s capital stock, at the discretion of the Board or the Compensation Committee.

For purposes of the guidelines, the shares counted towards a director’s or executive’s ownership include (a) all shares of Core-Mark’s common stock owned outright or held in trust for the director or NEO and his or her immediate family, (b) vested deferred stock, (c) restricted stock units, whether vested or unvested, and (d) performance shares, whether earned, unearned, vested or unvested. The number of shares represented by a performance share grant shall be deemed to be equal to (i) the middle achievement level when measured prior to the end of a performance period and (ii) the number of performance shares earned when measured after the end of the performance period. Unexercised stock options, whether vested or unvested, shall not be counted as owned capital stock for such calculations. The value of a share shall be equal to the greater of (a) the closing price of a share of Core-Mark’s common stock on the last trading day prior to the date of calculation, or (b) the closing price of a share of the Core-Mark’s common stock on the date on which such stock was granted or otherwise acquired.

If compliance with ownership guidelines would create severe hardship or prevent a NEO or director from complying with a court order the guidelines may be waived at the discretion of the Compensation Committee.

As of February 15, 2017, all of our Named Executive Officers and directors were in compliance with our Stock Ownership Guidelines.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 7, 2017:

Name	Age	Position
Thomas B. Perkins	58	President, Chief Executive Officer and Director
Christopher M. Miller	56	Senior Vice President and Chief Financial Officer
William G. Stein	47	Senior Vice President - Eastern Divisions
Scott E. McPherson	47	Senior Vice President - Business Operations and Strategic Opportunities
Christopher L. Walsh	52	Senior Vice President - Western Divisions
Christopher K. Hobson	48	Senior Vice President - Sales and Marketing
Eric J. Rolheiser	46	Senior Vice President - Northern Divisions and President of Canada

Thomas B. Perkins has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Christopher M. Miller has served as our Senior Vice President and Chief Financial Officer since May 1, 2016. Previously he served as our Vice President and Chief Accounting Officer since joining Core-Mark in January 2007. Prior to joining the Company, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, now part of The Superior Group, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

William G. Stein has served as our Senior Vice President - Eastern Divisions since January 2013. From June 2012 to December 2012, Mr. Stein served as our Vice President - U.S. Distribution (East) and from February 2008 to June 2012, Mr. Stein served as our President of the Fort Worth Division. Mr. Stein served as the General Sales Manager for the Fort Worth Division from September 2002 to February 2008. Mr. Stein held the positions of Corporate Merchandising Manager, Food Service Manager and Area Sales Manager from 1993 to 2002. Prior to joining Core-Mark, Mr. Stein served in sales positions for McLane/Sandy's Fast 'n Fresh.

Scott E. McPherson has served as our Senior Vice President - Business Operations and Strategic Opportunities since January 2015. From December 2009 to December 2014, Mr. McPherson served as our Senior Vice President - Corporate Development and from July 2007 to December 2009, he served as Senior Vice President - U.S. Distribution (East). From January 2003 to June 2007, Mr. McPherson served as Vice President - U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000, he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business of Administration degree from the University of Portland.

Christopher L. Walsh has served as our Senior Vice President - Western Divisions since June 2007. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. Mr. Walsh was promoted to Vice President - Merchandising in 1997, Vice President - Marketing in 1999 and Senior Vice President - Sales and Marketing in 2003. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson and Taco Bell. Mr. Walsh received a Bachelor of Arts from the University of Puget Sound and a Master of Management degree from the Kellogg School at Northwestern University.

Christopher K. Hobson has served as our Senior Vice President - Sales and Marketing since January 2015. From January 2013 to December 2014, Mr. Hobson served as our Senior Vice President - Marketing and from December 2009 until December 2012, he served as Vice President of Marketing responsible for the Company’s “Fresh” & “Vendor Consolidation Initiatives”. From August 2007 until December 2009, Mr. Hobson was Division President of our Corona Division and from January 2005 to July 2007, he served as our Hayward Division President. From 2000 to 2005, Mr. Hobson served as General/Area Sales Manager.

Prior to joining Core-Mark in 2000, Mr. Hobson worked as a Market Manager for 7-Eleven. Mr. Hobson received a Bachelor of Science degree from Humboldt State University.

Eric J. Rolheiser has served as our Senior Vice President - Northern Divisions, President of Canada since January 2009, following his promotion from the position of Vice President of Canada Operations. From 2004 through 2007, Mr. Rolheiser served as a Division President in our Canadian operations where he was responsible for the overall management of all facets of the business at the divisional level. Mr. Rolheiser joined Core-Mark in 1992 and has served as Sales Supervisor, Food Service Manager, Divisional General Sales Manager and Corporate Director of Sales and Marketing for our Canadian operations. Mr. Rolheiser received a diploma in Business Administration - Accounting from the Northern Alberta Institute of Technology.

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis”, our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely, our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company goals. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short-term and long-term Company performance. Overall, we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” section in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2016 compensation of our Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related compensation tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our last annual advisory vote on executive compensation was held on May 24, 2016 at the Company’s 2016 Annual Meeting of Stockholders.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act also requires us to include, at least once every six years, an advisory vote regarding how often stockholders wish to cast the advisory (non-binding) vote on executive compensation. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation every year, every two years, or every three years or abstain from voting.

The Board of Directors recommends that stockholders select "1 Year" to maintain the current frequency with which stockholders are provided an advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

The option of one year, two years or three years that receives the majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. If none of the options receives a majority vote but one option receives a clear plurality of votes, then the Board of Directors will consider such option to be the frequency for the advisory vote recommended by stockholders. This proposal is not binding on Core-Mark, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview and analysis of our executive compensation policies and practices and the major factors that shape the creation and implementation of our executive compensation program. This Compensation Discussion and Analysis, and the more detailed tables and narrative that follow, also describe the material components of our 2016 executive compensation program for our principal executive officer, our current and former principal financial officer, and our three other most highly-compensated executive officers (other than our principal executive officer and current and former principal financial officer) who were serving as executive officers during fiscal year 2016. We refer to these individuals as our “Named Executive Officers”:

▪	Thomas B. Perkins, our President and Chief Executive Officer (our “CEO”);

▪	Christopher M. Miller, our Senior Vice President and Chief Financial Officer (our “CFO”);

▪	Stacy Loretz-Congdon, our former Senior Vice President and CFO;

▪	William G. Stein, our Senior Vice President - Eastern Divisions;

▪	Scott E. McPherson, our Senior Vice President - Business Operations and Strategic Opportunities; and

▪	Christopher L. Walsh, our Senior Vice President - Western Divisions.

Effective May 1, 2016, Ms. Loretz-Congdon retired as our Senior Vice President and Chief Financial Officer and was succeeded by Mr. Miller.

Executive Summary

2016 Business Highlights

In 2016, the Company achieved record performance in a number of areas:

•	Record net sales of $14.5 billion, representing a 31.3% increase over 2015.

•	Record Adjusted EBITDA of $152.3 million, representing a 12.6% increase over 2015(FN1).

•	Return of value to stockholders through a regular quarterly dividend on our common stock which increased 20.0% over 2015.

During 2016, we also achieved the following significant accomplishments:

•	We successfully onboarded approximately 2,900 new customers, including over 1,400 Murphy USA and approximately 900 7-Eleven stores.

•
In December 2016, we signed a three-year supply agreement (which may be extended for two one-year periods by mutual agreement of the parties) to service approximately 530 Walmart Neighborhood Markets and Supercenter stores in five western states (Arizona, California, New Mexico, Nevada and Utah).  Core-Mark will be the primary distributor to these stores for candy, tobacco and certain snack foods. Candy will be the largest product category serviced under the new arrangement and is expected to increase the Company's overall sales by approximately 40%-50% for this category.

•
In June 2016, we acquired substantially all of the assets of Pine State Convenience, a division of Pine State Trading Company, located in Gardiner, Maine, for cash consideration of approximately $88 million.

__________

FN1:
Adjusted EBITDA is a non-GAAP financial measure and should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense and net foreign currency transaction gains and losses. 2015 Adjusted EBITDA included cigarette stamp holding gains of $8.5 million, net of expenses, which do not reoccur in 2016. See Annex I for the reconciliation of Adjusted EBITDA to net income.

•
Program performance of our Vendor Consolidation Initiative and our Fresh product offering reached approximately $160 million in incremental sales, the highest level in our history and increasing 16% over the prior year.

•	Over 3,100 stores surveyed using our Focused Marketing Initiative, driving comparable same store sales up and churn / attrition rates down.

Key Executive Compensation Decisions for 2016

In line with our performance and compensation objectives, which favor incentive compensation over fixed compensation, the Compensation Committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2016:

•	Base Salary. Assessed and set their base salaries after considering total compensation compared to the competitive market, with adjustments for most of our executive officers.

▪	Annual Cash Incentives. Approved annual cash incentives for our executive officers that were contingent upon the achievement of various performance objectives.

▪
Long-Term Incentives. Granted long-term incentive compensation in the form of time-based restricted stock unit awards (“RSUs”) for shares of the Company’s common stock and performance share awards for shares of the Company’s common stock tied to our actual performance as measured against specific corporate objectives.

2016 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2016:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors and is appointed by our Board of Directors.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•	Key Program Features. Our compensation practices are designed to align our executive compensation with long-term stockholder interests.

What We Do

-   Compensation At Risk.  Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance. In addition, a portion of “at risk” compensation is equity-based to align the interests of our executive officers and stockholders.

-   “Double-Trigger” Change-in-Control Arrangements.  All change-in-control severance payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before severance payments and benefits are paid).

-   Performance-Based Incentives.  We use performance-based short-term and long-term incentives.

-   Multi-Year Vesting Requirements.  The equity awards granted to our executive officers vest or are earned over multi-year periods, generally three years, consistent with current market practice and our retention objectives.

-   Stock Ownership Guidelines.  Our Named Executive Officers and directors maintain meaningful stock ownership positions in the Company by following our Stock Ownership Guidelines.

-   Hedging and Pledging Prohibited. We prohibit our officers and directors from hedging any Company securities and from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

-   Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

-   Clawback Policy.  We maintain a clawback policy pursuant to which each Section 16 Officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any incentive based compensation, whether payable in cash or equity, received if our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements. Additionally, our incentive plans contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

What We Don’t Do

-   No Retirement Plans.  We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or non-qualified deferred compensation plans or arrangements to our executive officers.

-   No Perquisites.  We do not provide any significant perquisites or other personal benefits to our executive officers.

-   No Tax Reimbursements.  We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, including tax gross ups, for executive officers.

-   No Special Health or Welfare Benefits.  Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

-   No Post-Employment Tax Reimbursements.  We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

-   No Option Repricing. Our stock plan prohibits us from repricing stock options without stockholder approval.

2016 Stockholder Advisory Vote on Executive Compensation

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation policies and practices, including the results of the advisory vote on Named Executive Officer compensation (“say-on-pay”) that we hold annually at each annual meeting of stockholders. Based on the results of a stockholder advisory vote on the frequency with which we would hold future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold a say-on-pay vote on an annual basis. At the 2016 Annual Meeting of Stockholders, over 99% of the votes that were cast approved our say-on-pay proposal. The Compensation Committee viewed last year’s level of stockholder support for our executive compensation program as an indication that our stockholders support the Compensation Committee’s approach to executive compensation. Accordingly, no significant design changes were made to the executive compensation program in response to the vote. We are proposing a new stockholder advisory vote on the frequency of future say-on-pay votes, to be voted on pursuant to Proposal 3 herein.

Our 2016 executive compensation program, described below, had similar objectives and incentives that we had in place for our 2015 executive compensation program.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year. Because we value the input we receive from our stockholders concerning the compensation of the Named Executive Officers, we have conversations with our key stockholders from time to time and the Compensation Committee will consider their views in determining our compensation policies and practices.

Philosophy and Objectives of Our Compensation Program / What We Reward

Our approach to compensating our executive officers, including the Named Executive Officers, is to tie total compensation to the creation of long-term stockholder value by incenting our executive officers to implement key strategies that are designed to achieve our goals and objectives. We attempt to maximize value to our stockholders by adhering to the following principles and objectives when determining the compensation packages for our executive officers:

▪
Improve Company performance and long-term value through a compensation structure that directly links rewards to results achieved. We believe it is essential that our compensation program have a large portion of our executive officers’ compensation based on Company and individual performance and be “at risk”. We believe tying a significant portion of compensation to Company and individual performance motivates our executive officers to strive to improve the Company’s financial and operational position, which in turn increases long-term stockholder value.

▪
Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast-paced, stimulating and entrepreneurial environment. We believe that it is primarily the dedication, creativity, competence, and experience of our executive officers and employees that enable us to compete effectively in the markets and industry in which we operate. History has shown that our business is not easily or quickly mastered by people who move from other industries to our Company. It is important to us that we try to retain our experienced, long-term employees, avoid employee turnover, and create a cadre of dedicated professionals focused on improving the Company’s performance and long-term value.

▪
Integrate strategic goals and objectives into our annual incentive bonus and performance share programs that incentivize our executive officers to execute on key strategic corporate objectives. In addition, our ability to modify and tailor the components of our annual incentive bonus plan allows us to revise these components as our strategic goals evolve.

▪
Align Executive Officer and Stockholder Long-Term Interests by providing a substantial portion of our executive officers’ compensation in the form of equity and encouraging equity ownership. The Compensation Committee believes that having a significant portion of executive compensation tied to equity with both time-based vesting and performance criteria directly aligns the interests of our executive officers and our stockholders. The performance criteria that the Compensation Committee has established ties executive compensation to the underlying value of the Company’s common stock, and focuses our executive officers’ attention on those financial measures that correlate closely with total stockholders’ return, such as Adjusted EBITDA growth. We also believe that equity awards in the form of time-based restricted stock unit awards help to foster an ownership mentality in our executive officers. We encourage stock ownership by our executive officers and have Stock Ownership Guidelines in place with respect to our senior executive officers, which further aligns their interests with those of our stockholders.

▪
Make proportionality and common sense the rule.  We do not believe in a formulaic approach to compensation based on job classification. This means that compensation should be proportionate to the impact that an executive officer can have on the Company, that equal contributors should be incentivized and compensated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between the compensation of our CEO or other senior executive officers and the compensation of the rest of our management team.

Elements of Executive Compensation

The total compensation for our executive officers, including the Named Executive Officers, consists of the following pay elements:

Base salary. Our base salaries, when combined with variable pay opportunities, are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive position.

Annual incentive bonus. Our annual incentive bonus is conditioned on our financial performance and achievement of strategic goals and objectives. The annual incentive bonus plan allows us to tailor individual incentives each year to support our strategic goals at not only a Company-wide level, but also a regional, departmental, or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of the job and set them to complement the Company’s overall business objectives. The annual incentive bonuses to the Named Executive Officers are 100% “at risk” and are forfeited unless the executive officer attains specified goals.

Long-term equity incentive compensation. Our executive officers receive time-based and performance-based equity awards. Generally, restricted stock unit awards vest over a three-year period which not only helps to retain our executive officers over time, but also aligns their compensation with the long-term appreciation of shares of the Company’s common stock and the interests of our stockholders. Performance share awards serve similar purposes, but also tie the receipt of such compensation to the achievement of additional specific organizational goals. The long-term performance-based equity incentive compensation for the Named Executive Officers is 100% “at risk” and will be forfeited unless the Company attains specified goals or vesting periods lapse.

Executive severance benefits. Our executive officers are eligible to receive severance payments and benefits upon an involuntary termination of employment other than for cause, the amount of which is determined on the basis of their base salary. We believe that job security is an important factor in attracting and retaining talented executives. While we do not generally enter into employment agreements with our executive officers, we believe it is important to provide them with a level of job security through the use of an executive severance policy.

Health and welfare benefits. We provide our executive officers, as well as our non-executive employees, with health, life and disability insurance. Our executive officers, other senior officers, and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view these benefits as industry standard and necessary to attract and retain talented professionals.

The compensation mix for our CEO and the Other Named Executive Officers for 2016 was as follows:
__________

(1)
The Company defines three incentive plan payout levels for our performance-based equity awards and our non-equity incentive plan compensation. The performance levels are “Threshold,” “Target” and “Exceptional.” For the performance based awards granted in 2016, the maximum aggregate grant date fair value that would have been received if the Exceptional level of performance was achieved would have been $1,235,091 for the Chief Executive Officer and an average of $561,669 for the Other Named Executive Officers. Refer to “How We Determined, and What We Paid, Our Named Executive Officers” for a more detailed description of these payout levels.

(2)	The CEO did not receive any RSU grants in 2016 because all of his equity awards are performance-based awards.

Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee is responsible for administering our executive compensation program. The Compensation Committee conducts an annual review of our executive compensation program to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. The Compensation Committee also reviews market trends and changes in competitive compensation practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

In setting, reviewing, and adjusting the levels and amount of compensation for our executive officers, the Compensation Committee considers a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals including:

•	Specific expertise, capabilities, and potential of the individual;

•	Our perception of market wage conditions and the amounts required to attract and retain capable executives; and

•	Our experience in attracting and retaining executives with similar responsibilities.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://ir.core-mark.com/corporate-governance.cfm.

Role of Executive Officers
In making compensation decisions, the Compensation Committee meets with our CEO and VP of Human Resources to obtain their feedback and recommendations with respect to the structure of our executive compensation program, as well as an assessment of the performance of each individual executive officer and their recommendations on the compensation for each individual executive officer. In addition, our CEO, CFO, and VP of Human Resources develop recommendations for performance measures for the executive officers (other than the CEO) and target award opportunities for executive officers (other than the CEO) under our annual incentive bonus plan based on management’s business forecast. Those recommendations are reviewed and approved first by the Compensation Committee and then by our Board of Directors. The CEO is not involved in any deliberations or decisions with respect to his own compensation.

Competitive Positioning
Although it is difficult to compare compensation levels and amounts against a true peer group in our industry, the Compensation Committee periodically reviews or discusses our compensation levels and amounts using market data based on a compensation peer group developed with the assistance of an external compensation consultant and approved by the Compensation Committee. No such review by an external compensation consultant was conducted in 2015 in determining the 2016 compensation packages for our executive officers, but the Compensation Committee did review selected market data.

How We Determined, and What We Paid, Our Named Executive Officers in 2016

Base Salary

We do not ascribe to rigid, formulaic, mandated salary brackets. The Compensation Committee evaluates and establishes the base salary of our CEO on an annual basis by taking into consideration his overall performance and value to the organization. Our CEO recommends base salaries for our other executive officers, based on our CEO’s evaluation of each individual’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at its regularly scheduled meeting held in January or early February of each year.

In January 2016, the Compensation Committee approved the 2016 base salaries for our executive officers. These base salary increases were attributable to cost-of-living, executive performance and, in some cases, higher levels of responsibility. In connection with his appointment as the CFO of the Company in May 2016, the Compensation Committee approved an increase in Mr. Miller's base salary.

The base salaries of the Named Executive Officers for 2015 and 2016 were as follows:

Officer	2015 Base	2016 Base
Thomas B. Perkins	$494,400	$515,000
Christopher M. Miller	252,575	313,333
Stacy Loretz-Congdon	331,982	341,942
William G. Stein	251,160	263,718
Scott E. McPherson	283,866	296,640
Christopher L. Walsh	291,381	300,122

Annual Incentive Bonus

A substantial portion of each executive officer’s potential short-term compensation is in the form of a cash incentive bonus tied to pre-established goals. The annual incentive bonus plan is designed as an “at risk” bonus compensation plan to promote focus on the growth and profitability of the Company. This means an executive officer’s bonus potential is contingent and depends on either the overall Company’s, or a region’s, actual performance, in each case against specified financial goals and on the executive officer achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive officers while considering that our Company is a low-margin business that must control costs.

Annual bonus objectives for our CEO are established through discussions between the CEO and the Compensation Committee. The CEO’s objectives are based on the performance of the Company. The applicable bonus criteria change to some degree each year to fit the current needs of the Company. Annual bonus objectives for our executive officers (other than our CEO) are generally developed through discussions between our CEO and the executive officers in conjunction with the annual business planning process and are set near the beginning of the fiscal year and support our CEO and Company objectives approved by the Compensation Committee. Our CEO has the discretion, subject to approval by the Compensation Committee, to consider additional individual bonus objectives for the other Named Executive Officers related to significant unplanned opportunities. The final bonus payouts for both our CEO and the other Named Executive Officers are approved by the Compensation Committee subsequent to the annual performance period. The level of an executive officer’s total maximum bonus opportunity is structured as a percentage of base salary and is approved by the Compensation Committee.

Minimum Performance Requirement for Funding of Annual Incentive Bonus Plan

There is a minimum performance requirement that must be satisfied each year as a precondition to the payment of any annual cash incentive awards for executive officers. To satisfy this minimum performance requirement, a certain percentage of the planned Adjusted Pre-Tax Net Profit (“PTNP”) on a Company-wide basis (for corporate level executive officers) or a similar financial measure for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted PTNP is defined as pre-tax net profit, and generally excludes LIFO expense, impacts of acquisitions made in the current year and certain other non-recurring events. For 2016, the applicable minimum performance requirement was 80% of planned Adjusted PTNP. In 2016, the Company did meet the minimum performance level required to pay bonuses to those executive officers measured on a Company-wide basis. In addition, Mr. Stein and Mr. Walsh did meet the minimum performance levels required for the Eastern and Western regions, respectively.

Company and Individual Objectives for Annual Incentive Bonus

Bonus Objectives and Requirements for 2016

In 2016, total maximum bonus opportunities for the Named Executive Officers were 150% of base salary for our CEO, 100% of base salary for Mr. Stein and Mr. Walsh, 80% of base salary for Mr. Miller and Mr. McPherson, and 58% of base salary for Ms. Loretz-Congdon.

The total maximum annual incentive bonus award for each executive officer is allocated among several objectives. Each executive officer was given a set of Company and individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive officer to influence the result). Specific bonus objectives and relative weights for the Named Executive Officers were as follows:

Adjusted PTNP - This objective is based on Company-wide results, except for Mr. Walsh and Mr. Stein whose objectives are based upon Adjusted PTNP for the Western and Eastern regions, respectively. PTNP has been adjusted for items that are not within the direct control of management including cigarette price increases in excess of projections, foreign exchange gains and losses, and certain expenses related to acquisitions.

Total Sales - This component is based on the percentage increase in the Company’s total revenues in 2016 as compared to 2015.

Return on Net Assets (“RONA”) - This component is based on the Company’s RONA percentage (excluding the impact of acquisitions and certain other adjustments) in 2016. RONA is defined as Adjusted PTNP divided by the sum of: average levels of receivables, inventory, and fixed assets; less the sum of average levels of payables and accrued liabilities. This objective is based on Company-wide results, except for Mr. Walsh and Mr. Stein whose objectives are based upon the Western and Eastern regions, respectively.

Company Strategies - This component is comprised primarily of the Company’s core strategies including its Vendor Consolidation Initiative (“VCI”), “Fresh” product program, Focused Marketing Initiative (“FMI”) and acquisitions of like businesses or large customers. This objective is based on Company-wide results, except for Mr. Walsh and Mr. Stein whose objectives are based upon the Western and Eastern regions, respectively.

Individual Objectives (“MBOs”) - Mr. Miller and Ms. Loretz-Congdon had various MBOs that were tailored to their responsibilities as the current and former CFO of the Company, respectively. For fiscal 2016, both of their MBOs included the following: maintaining public company compliance and reporting requirements and the enhancement of financial systems and processes.

Operating Expenses - This component is based on total warehouse, delivery and facility costs for the Company in 2016 expressed as a percentage of net sales income compared to pre-established thresholds. Net sales income consists of revenues earned from customer markups and vendor marketing incentives.

Non-Cigarette Sales - This component is based on Food/Non-Food revenues in 2016 from the Western and Eastern regions for Mr. Walsh and Mr. Stein, respectively.

In 2016, the annual incentive plan metrics and their respective weightings for each of our Named Executive Officers were as follows:

Officer	Adjusted PTNP	Total Sales	RONA	Company Strategies	MBOs	Operating Expenses	Non-Cig. Sales
Thomas B. Perkins	70%	15%	15%	-	-	-	-
Christopher M. Miller	55%	-	15%	15%	15%	-	-
Stacy Loretz-Congdon	55%	-	15%	15%	15%	-	-
William G. Stein	50%	-	15%	25%	-	-	10%
Scott E. McPherson	55%	-	10%	25%	-	10%	-
Christopher L. Walsh	50%	-	15%	25%	-	-	10%

Performance Levels for Each Objective

Our annual incentive bonus plan provides for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1)
“Exceptional” level performance for any objective entitles an executive officer to the maximum amount, or 100%, allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such plan.

(2)
"Target” level performance for any objective entitles the executive officer to two-thirds, or approximately 67%, of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region and historically represents the average payout and the attainment of the performance target for executives and other cash bonus program participants.

(3) “Threshold” level performance for any objective entitles the executive officer to one-third, or approximately 33%, of the maximum amount allocated to that objective. This level represents the minimal level of performance deemed worthy of a bonus.

The following table summarizes each Named Executive Officer’s total annual cash incentive bonus opportunities where performance for each objective was at “Threshold”, “Target” or “Exceptional”:

	Bonus Opportunity (% of Salary)
Officer	Threshold	Target	Exceptional
Thomas B. Perkins	50%	100%	150%
Christopher M. Miller	27%	53%	80%
Stacy Loretz-Congdon	19%	39%	58%
William G. Stein	33%	67%	100%
Scott E. McPherson	27%	53%	80%
Christopher L. Walsh	33%	67%	100%

Our CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for each Named Executive Officer (other than himself) based on his subjective evaluation of a region or the Company’s operating plan. For example, if our CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the “Exceptional” performance level for that component of the bonus, and the “Target” and “Threshold” levels would be adjusted accordingly. Bonus payments are generally a condition of an executive officer’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.
The following table discloses the 2016 bonus performance levels achieved for certain Company-wide objectives for the Named Executive Officers and approved by the Compensation Committee:

Measure	2016 Level Achieved
Adjusted PTNP (Company)	>$95.0M	Not Achieved
RONA	>17.70%	Not Achieved
Total Sales (Company)	>$14.0B	Achieved
Operating Expenses	<56.1%	Not Achieved

The bonus levels achieved as a percentage of the maximum opportunity for our Named Executive Officers for 2016 were as follows(1):

Officer	Adjusted PTNP	Total Sales	RONA	Company Strategies	MBOs	Operating Expenses	Non-Cig. Sales
Thomas B. Perkins	-	100%	-	NA	NA	NA	NA
Christopher M. Miller	-	NA	-	44%	70%	NA	NA
Stacy Loretz-Congdon	-	NA	-	44%	63%	NA	NA
William G. Stein	100%	NA	100%	-	NA	NA	67%
Scott E. McPherson	-	NA	-	160%	NA	-	NA
Christopher L. Walsh	33%	NA	33%	20%	NA	NA	67%
____________

(1)	NA means that the metric set forth in a column was not applicable to the executive officer’s bonus opportunity.

2016 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

For 2016, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive officer’s individual objectives and made a recommendation to the Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate, and ultimately approved by the Compensation Committee. Based on the Company’s results for 2016 and after review and adjustments, the Compensation Committee approved cash bonuses for the Named Executive Officers as follows:

Officer	Approved Bonus	Percentage of Maximum Bonus Opportunity
Thomas B. Perkins	$115,875	15%
Christopher M. Miller	43,031	17%
Stacy Loretz-Congdon	32,245	16%
William G. Stein	188,998	72%
Scott E. McPherson	94,294	40%
Christopher L. Walsh	100,040	33%

Long-Term Equity Incentive Compensation

We believe that the best way of assuring that the interests of our executive officers are aligned with the interests of our stockholders is to provide them with meaningful stock ownership opportunities. In addition, equity compensation can also provide incentives that support the retention of our executive officers and reward them for both short-term and long-term Company performance. In May 2010, we adopted the 2010 LTIP. The 2010 LTIP is designed to provide the Company with an opportunity to grant employees incentive equity awards that are “at risk” and vest over time upon the continuance of service or vest based upon the achievement of certain specified Company objectives and require continued service. The 2010 LTIP, as amended, is designed to provide the Company with an opportunity to grant employees incentive equity awards that are “at risk” and vest over time upon the continuance of service or vest based upon the achievement of certain specified Company objectives and require continued service.

For 2016, the equity awards granted to our executive officers, including the Named Executive Officers, under the 2010 LTIP consisted of RSU awards and performance share awards. While there are no minimum holding periods for RSU awards and performance share awards, such awards are subject to time-based settlement and the Named Executive Officers are also subject to compliance with our Stock Ownership Guidelines. Stock option awards are not subject to a minimum holding period and no stock option awards were granted to Named Executive Officers in 2016. RSU awards are the equivalent in value to one share of the Company’s common stock and entitle the recipient to receive one common share of the Company’s common stock for each RSU at the end of a specified vesting period. RSU awards are subject to certain restrictions and risk of forfeiture. RSU awards granted in 2016 vest one-third on January 20, 2017, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2018 and 2019.

Performance share awards under the 2010 LTIP may include:

•(i) specific dollar-value target awards;

•	(ii) performance units, the value of each unit being determined by the Compensation Committee at the time of issuance; and/or

•	(iii) performance shares, the value of each such share being equal to the fair market value of a share of the Company’s common stock on the date of grant.

2016 performance share awards were granted with a value equal to the fair market value of a share of the Company’s common stock. The number of performance shares that the recipient ultimately earns is based upon achievement of certain specified performance metrics and is also subject to certain restrictions and risk of forfeiture. Performance share awards granted in 2016 vest one-third on January 20, 2017, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2018 and 2019.

In response to the announcement of her early retirement, the Compensation Committee approved an amendment to Ms. Loretz-Congdon’s 2016 Performance Restricted Stock Unit Award Agreement in May 2016, reducing the maximum number of possible performance shares under the award agreement from 15,750 to 9,188. The amendment also provided for continued vesting of Ms. Loretz-Congdon's time-based and performance-based RSU awards, subject to her continued compliance with a non-compete agreement.

The Named Executive Officers received the following equity awards during 2016:

Officer	Number of Restricted Stock Units	Number of Performance Shares Awarded(1)	Number of Performance Shares Earned(2)
Thomas B. Perkins	-	32,328	-
Christopher M. Miller	12,700	14,206	-
Stacy Loretz-Congdon	8,600	9,188	-
William G. Stein	8,000	16,578	-
Scott E. McPherson	8,600	15,750	-
Christopher L. Walsh	8,000	16,578	-
____________

(1)	Represents the maximum number of shares that may be awarded.

(2)	No performance shares were earned for 2016.

Performance Shares Awarded and Earned for 2016
Each award of performance shares listed in the table above was “at risk” based upon the level of achievement of certain Company metrics. For 2016, under terms of such awards, a qualifying internal RONA requirement was established and then if met, a specified percentage of the shares of the Company’s common stock subject to the performance share awards would only be deemed earned (subject to vesting) upon the achievement of a “Threshold,” “Target” or “Exceptional” level for Adjusted EBITDA(1). RONA is an internal Company measure defined as pre-tax net profits excluding LIFO expense and other significant non-recurring items divided by significant working capital components and fixed assets.
At the “Threshold” level, 45% of the shares of the Company’s common stock subject to the performance share awards were available to be awarded, at the “Target” level 73% would be awarded, and at the “Exceptional” level all performance shares applicable to such factor would be awarded. If the level of performance fell between two levels (Threshold and Target for example), the percentage is determined by a straight line pro-ration between the two levels based upon the actual performance achieved.  If the level of performance fell below the “Threshold” level, no performance shares would be awarded and if the level of performance exceeds the “Exceptional” level, 100% of the shares would be awarded.
The following achievement levels were established for performance share awards for 2016 (in millions):

Metric	Threshold	Target	Exceptional
Adjusted EBITDA(1)	$153	$158	$163
___________

(1)
Adjusted EBITDA is net income as reported in the Company’s 2016 Form 10-K before depreciation expense, amortization, stock compensation, interest expense, foreign currency transaction gains or losses, income taxes, less interest income and excluding LIFO expense, and income from cigarette price increases in excess of prior year levels.

In January 2017, the Compensation Committee determined that the qualifying threshold EBITDA level was not met for 2016.

Group Life, Accidental Death & Dismemberment and Short and Long-term Disability Insurance
All of our executive officers, including the Named Executive Officers, are eligible to participate in our group life, accidental death and dismemberment, and short and long-term disability insurance programs, which are also available to our non-executive employees. In addition, our executive officers, including the Named Executive Officers, and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.
We do not maintain any defined benefit or other retirement program for our executive officers. Our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees. We currently match any contributions made to the Section 401(k) plan by our employees, including our executive officers, of up to 3% of the employee’s compensation (up to a $265,000 annual base salary limit).

Perquisites and Other Personal Benefits
Our executive officers are eligible to participate in the same retirement and health and welfare benefits that are offered to all employees. We generally do not provide automobile allowances, club memberships or other perquisites or other personal benefits to our executive officers. We provide our executive officers with standard relocation packages to the extent we request them to move for business reasons.

Post-Employment Compensation
None of the Named Executive Officers have employment agreements and all are employees “at will.”
Certain of our equity incentive plans provide for benefits that could be triggered by a change in control of the Company. Under our 2010 LTIP, all outstanding options to purchase shares of the Company’s common stock become fully exercisable and vested, all restrictions on restricted stock unit awards (and all deferral periods on deferred restricted stock unit awards) lapse and vesting on all earned performance share awards accelerates if the employee is terminated within one year after a change in control of the Company. If a change in control of the Company occurs before the completion of the applicable performance period for a performance share award under any of our long-term incentive plans, such performance share award will vest at the “Target” performance level (see the “Potential Payments upon Termination or Change in Control” section in this Proxy Statement for further information).
In addition to the change in control provisions described above, the Named Executive Officers are eligible to receive payments and benefits under our Executive Severance Policy. Pursuant to this Policy, corporate officers and vice presidents, as well as division presidents, are eligible to receive a severance payment upon their involuntary termination of employment for reasons other than cause, gross misconduct, or an insured long-term disability. Severance payments for U.S.-based executives are based upon years of service and range from two months base salary for less than two years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are eligible for a pro-rata bonus for the year terminated and may receive COBRA cost reimbursements during the severance period. Canada-based executives receive severance payments in accordance with provincial law, which can range up to two years of base salary, bonus, and benefits. To receive any payments or benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company.
We believe providing these arrangements help us compete for and retain executive talent, and that our severance policies are generally comparable with severance packages offered to executives by the companies in our compensation peer group.
Please see the discussion under “Potential Post-Employment Payments to Named Executive Officers” for a discussion of these arrangements and the quantification of the amounts that would have been payable to the Named Executive Officers upon their retirement or upon a change in control of the Company as of December 31, 2016.

Compensation-Related Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourages our executive officers, including the Named Executive Officers, to take excessive risk. By using equity-based awards that are not immediately exercisable, we believe the interests of our executive officers are aligned with those of our stockholders.

Other Compensation Policies

Stock Ownership Policy
We believe that our Named Executive Officers and our directors should own and hold shares of the Company’s common stock to further align their interests and actions with the interests of our stockholders. As of February 15, 2017, all of our Named Executive Officers and directors were in compliance with our Stock Ownership Guidelines.

Equity Award Grant Practices

Our current equity award grant policy provides that RSUs and Performance Share awards which are made to our executive officers and other eligible employees are granted in January or early February each year after approval by our Board of Directors. In accordance with our equity award grant policy, all new-hire equity awards are granted following the first date of employment. Any special equity awards (non-new hire or annual) made by the Compensation Committee are effective on the date of approval by the Compensation Committee. Equity awards are not timed in relation to the release of material information about the Company.

Derivatives Trading and Hedging Policy
Our Board of Directors has adopted a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and directors. This policy provides that all employees and members of our Board of Directors are prohibited from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sales contracts, that allow the employee or director to continue to own the covered securities, but without the full risks and rewards of ownership.
In addition to the foregoing, our executive officers and members of our Board of Directors are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Policy on Recovery of Incentive Compensation
Our Board of Directors has adopted a policy relating to the repayment, recovery or forfeiture of incentive-based compensation by certain officers that are “officers” under Section 16(a) of the Securities Exchange Act of 1934 in the event we are required to restate our financial statements resulting from material noncompliance with any financing reporting requirements under the U.S. securities laws (other than due to a change in applicable accounting rules or interpretation). This policy is administered by the Compensation Committee.
In addition, our 2010 LTIP contains provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of five non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Compensation Committee Chairman, Robert G. Gross, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
Robert G. Gross, Chairman
Robert A. Allen
Stuart W. Booth
Laura Flanagan
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation in 2016, 2015 and 2014 awarded to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2016, 2015 and 2014. In addition, included is our former principal financial officer, who retired from that position effective May 1, 2016. We refer to these current and former executive officers as the Named Executive Officers.

Summary Compensation Table

Name & Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Thomas B. Perkins	2016	$515,412	$893,997	$115,875	$8,787	$1,534,071
President & Chief	2015	494,400	870,287	420,236	8,787	1,793,710
Executive Officer	2014	480,000	809,600	347,997	8,637	1,646,234

Christopher M. Miller	2016	312,885	941,568	43,031	8,787	1,306,271
Sr. VP & Chief	2015	252,575	309,653	123,424	8,697	694,349
Financial Officer	2014	245,215	276,000	145,493	8,637	675,345

Stacy Loretz-Congdon	2016	252,311	582,626	32,245	8,406	875,588
Former Sr. VP & Chief	2015	331,982	749,685	195,730	8,787	1,286,184
Financial Officer	2014	322,313	699,200	225,618	8,637	1,255,768

William G. Stein	2016	263,718	764,100	188,988	8,749	1,225,555
Sr. VP — Eastern	2015	251,160	749,685	92,091	8,651	1,101,587
Divisions	2014	241,500	699,200	32,200	8,637	981,537

Scott E. McPherson	2016	296,640	764,100	94,294	8,787	1,163,821
Sr. VP — Corporate	2015	283,866	749,685	134,363	8,787	1,176,701
Development	2014	270,348	699,200	93,720	8,637	1,071,905

Christopher L. Walsh	2016	300,122	764,100	100,040	8,787	1,173,049
Sr. VP — Western	2015	291,381	749,685	233,104	8,787	1,282,957
Divisions	2014	282,894	699,200	212,171	8,637	1,202,902
___________

(1)	Represents base salary paid during the year.

(2)
This column represents the aggregate grant date fair value for all awards granted in 2016, 2015 and 2014. For performance awards granted in 2016, 2015 and 2014, we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. For the performance awards granted in 2016, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $1,235,091 for Mr. Perkins, $588,860 for Mr. Miller, $351,028 for Ms. Loretz-Congdon, $633,362 for Mr. Stein and Mr. Walsh, and $601,733 for Mr. McPherson. For the performance awards granted in 2015, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $1,298,226 for Mr. Perkins, $72,948 for Mr. Miller, $690,442 for Ms. Loretz-Congdon, $690,427 for Mr. Stein, $690,442 for Mr. Walsh, and $666,111 for Mr. McPherson. For the performance awards granted in 2014, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $1,137,341 for Mr. Perkins, $155,075 for Mr. Miller, $620,374 for Ms. Loretz-Congdon, Mr. Stein, and Mr. Walsh, and $568,707 for Mr. McPherson. These amounts do not reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the Named Executive Officers.

(3)
The amounts in this column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on the Company’s financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - How We Determined, and What We Paid, Our Named Executive Officers in 2016 - Annual Cash Incentive Bonus.”

(4)	The components of the “All Other Compensation” column for 2016 are detailed in the following table:

	Named Executive Officers
Description	T. B. Perkins	C. M. Miller	S. Loretz-Congdon	W. G. Stein	S. E. McPherson	C. L. Walsh
Company matching contribution to 401(k) plan	$7,950	$7,950	$7,569	$7,912	$7,950	$7,950
Payment of life and other insurance premiums	837	837	837	837	837	837
Total	$8,787	$8,787	$8,406	$8,749	$8,787	$8,787

The following table presents information regarding grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2016:
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards
Name	Grant Date	Threshold(2)	Target(2)	Maximum(2)	Threshold(2)	Target(2)	Maximum(2)	Number of Shares of Stock or Units(5)	Grant Date Fair Value of Stock Awards(6)
Thomas B. Perkins	1/20/2016	$257,497	$514,995	$772,500	14,472	23,400	32,328	—	$893,997
Christopher M. Miller	1/20/2016	83,555	167,109	250,667	1,238	2,000	2,762	7,500	362,948
	5/1/2016(1)	—	—	—	5,556	8,500	11,444	5,200	578,620
Stacy Loretz-Congdon	1/20/2016	66,488	132,976	199,466	4,113	6,650	9,188	8,600	582,626
William G. Stein	1/20/2016	87,905	175,810	263,718	7,422	12,000	16,578	8,000	764,100
Scott E. McPherson	1/20/2016	79,103	158,206	237,312	7,050	11,400	15,750	8,600	764,100
Christopher L. Walsh	1/20/2016	100,040	200,079	300,122	7,422	12,000	16,578	8,000	764,100
____________

(1)
Upon being promoted to the Company's Senior Vice President and Chief Financial Officer, Mr. Miller received additional equity awards under the 2010 LTIP of performance shares and restricted stock units.

(2)
The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Target” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Target” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. No performance share awards were earned for 2016. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a detailed description of these payout levels.

(3)
Awarded under the 2016 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Target” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2016 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section in this Proxy Statement.

(4)
Performance shares awarded under the 2010 LTIP. The incentive opportunity was tied to Adjusted EBITDA goals and a RONA qualifier. The Threshold, Target and Maximum payout levels assume that each of those goals was achieved at the corresponding Company’s level of “Threshold,” “Target” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a further description of the performance shares and the amounts actually awarded to the executive, if any, refer to the Compensation Discussion and Analysis section in this Proxy Statement. Such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.

(5)	Restricted stock units awarded under the 2010 LTIP. Such awards are subject to a three-year vesting requirement and permit a net-exercise feature to cover tax withholding for the executive officers.

(6)
Represents the grant date fair value of each equity award computed in accordance with applicable guidance. The grant date fair value per share on 1/20/2016 was $38.21 for performance shares and restricted stock units. The grant date fair value per share on 5/1/2016 was $42.24 for performance shares and restricted stock units.

The following table presents information concerning the number and value of restricted stock units and performance shares that have not vested for our Named Executive Officers outstanding as of December 31, 2016:

Outstanding Equity Awards at Fiscal Year-End(1)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Thomas B. Perkins	—	$—	70,594	$3,040,484
Christopher M. Miller	21,034	905,934	17,748	764,406
Stacy Loretz-Congdon	19,136	824,188	36,338	1,565,078
William G. Stein	18,536	798,346	37,166	1,600,740
Scott E. McPherson	20,136	867,258	35,158	1,514,255
Christopher L. Walsh	18,536	798,346	37,166	1,600,740
____________

(1)	There were no unexercised option awards as of December 31, 2016 for our Named Executive Officers.

(2)
Restricted stock units were granted on January 20, 2016, May 1, 2016, January 21, 2015, and February 3, 2014. The January 20, 2016 awards vest one-third on January 20, 2017, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2018 and 2019. Upon being promoted to the Company's Senior Vice President and Chief Financial Officer, Mr. Miller received an additional award on May 1, 2016 which vests one-third on May 1, 2017, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2018 and 2019. The January 21, 2015 awards vest one-third on January 21, 2016, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2017 and 2018. The February 3, 2014 awards vest one-third on February 3, 2015, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017. Market value based on close price of $43.07 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2016.

(3)
Number includes performance share awards which were granted on January 21, 2015. The January 21, 2015 awards vest one-third on January 21, 2016 subject to the achievement of certain Company metrics, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2017 and 2018. Market value based on close price of $43.07 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2016. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2016 under each outstanding performance share grant against the threshold (“Threshold”), target (“Target”), and maximum (“Exceptional”) performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. For 2016, the qualifying RONA level was not met in addition to not meeting the threshold level for Adjusted EBITDA and have accordingly reported no performance shares for fiscal 2016.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our Named Executive Officers during the year ended December 31, 2016:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas B. Perkins	—	$—	27,800	$1,104,163
Christopher M. Miller	—	—	14,618	588,015
Stacy Loretz-Congdon	—	—	31,958	1,280,963
William G. Stein	—	—	31,290	1,253,602
Scott E. McPherson	—	—	30,470	1,220,107
Christopher L. Walsh	—	—	30,622	1,226,240

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance concerning our stock-based compensation plans were included in Note 13, “Stock Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K filed on March 1, 2017.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our Named Executive Officers, senior vice presidents, and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than twenty years	Twelve months of base salary
More than twenty years	Eighteen months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a prorated bonus for the year of their termination.

Canadian Employees.  The severance benefits paid to any Canadian executive officers are based on the applicable provincial laws.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2010 LTIP may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

The Company does not have a mandatory retirement age for executive officers. Time-vesting awards made under our 2010 LTIP after January 1, 2012 contain provisions providing for automatic accelerated vesting upon the retirement of an executive officer who has reached the age of 65 (full accelerated vesting for awards held for more than one year at the time of retirement and pro-rated vesting for awards held less than one year at the time of retirement). Time-vesting awards made under our 2010 LTIP and other plans prior to January 1, 2012 do not contain automatic acceleration provisions in connection with a retirement, but the Board or the Compensation Committee has the discretionary authority to accelerate the vesting of all or a portion of such awards in connection with a retirement. The table assumes that all Named Executive Officers would have been so approved for full acceleration of time-vesting awards upon retirement if retirement occurred on December 31, 2016. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

Change of Control

Award grants made to our Named Executive Officers under our 2010 LTIP generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Target” level. Under our 2010 LTIP, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our Named Executive Officers upon retirement or upon a nonpublic change in control of the Company, assuming such event took place on December 31, 2016.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	Thomas B. Perkins			Christopher M. Miller			William G. Stein			Scott E. McPherson			Christopher L. Walsh
	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in
Benefits	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)
Cash Severance(4)	$—	$772,500	$772,500	$—	$325,000	$325,000	$—	$395,577	$395,577	$—	$444,960	$444,960	$—	$450,183	$450,183
COBRA Reimbursements(4)	—	17,991	17,991	—	—	—	—	29,027	29,027	—	17,827	17,827	—	24,963	24,963
Restricted Stock	—	—	3,040,484	793,952	—	1,670,341	798,346	—	2,399,085	867,258	—	2,381,513	798,346	—	2,399,085
Total	$—	$790,491	$3,830,975	$793,952	$325,000	$1,995,341	$798,346	$424,604	$2,823,689	$867,258	$462,787	$2,844,300	$798,346	$475,146	$2,874,231
___________

(1)
Core-Mark Holding Company, Inc. does not have an official retirement age. For awards made after January 1, 2012, acceleration of unvested awards occurs automatically upon the retirement of an executive officer who has reached the age of 65 at the time of retirement. Time-vesting awards that do not contain automatic acceleration provisions in connection with a retirement may be approved by the Board or Compensation Committee. The table assumes that all Named Executive Officers would have been so approved if termination occurred on December 31, 2016. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

(2)
Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.

(3)
Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated.

(4)
Executive officers, senior vice presidents and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2016, Mr. Miller would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum. As Mr. Perkins’s, Mr. Stein’s, Mr. McPherson’s and Mr. Walsh’s service with our Company is more than 20 years as of December 31, 2016, they would receive 18 months’ salary and COBRA reimbursements, if terminated on December 31, 2016. These payments are contingent on termination.

(5)	The above table does not include Ms. Loretz-Congdon who effectively retired in 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (referred to herein as "the independent auditor") was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by PCAOB Auditing Standard 1301: Communications with Audit Committees (formerly Auditing Standard No. 16, Communications with Audit Committees).

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chairman
Gary F. Colter
Robert G. Gross
Harvey L. Tepner

PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2017. D&T served as our independent auditor for 2016. At the Annual Meeting, the stockholders are being asked to ratify the selection of D&T as Core-Mark’s independent auditor for 2017. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 4.

Auditor Fees

The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2016 and 2015 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2016	2015
Audit Fees(1)	$3,208,991	$2,080,000
Audit-related Fees(2)	—	31,200
Tax Fees(3)	71,000	33,201
Total	$3,279,991	$2,144,401
____________

(1)
These are fees and expenses for professional services performed and billed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.

(2)
These are fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees associated with accounting for, and auditing of, acquisitions and consultations concerning financial accounting and reporting matters.

(3)	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services
Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.
Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.
Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.
All services performed by D&T in 2016 and 2015 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2018 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 8, 2017.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws (which are posted on the Company’s website) provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2018 Annual Meeting such proposal must be delivered to Core-Mark no earlier than January 23, 2018 and no later than February 22, 2018. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2018 Annual Meeting will confer discretionary authority to vote on proposals submitted outside of Rule 14a-8 that do not comply with this deadline.
Any stockholder proposals or notices submitted to Core-Mark in connection with the 2018 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California, 94080.

ANNEX I

Reconciliation of Non-GAAP Measures to GAAP

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Year Ended December 31,
	2016	2015	% Change
Net income	$54.2	$51.5	5.2%
Interest expense, net	5.1	2.0
Provision for income taxes	31.3	31.4
Depreciation and amortization	42.9	37.9
LIFO expense	13.2	1.9
Stock-based compensation expense	6.1	8.7
Foreign currency transaction (gains) losses, net	(0.5)	1.8
Adjusted EBITDA (Non-GAAP)	$152.3	$135.2	12.7%

DIRECTIONS TO THE
HYATT REGENCY SAN FRANCISCO AIRPORT HOTEL

Hyatt Regency San Francisco Airport Hotel
1333 Bayshore Highway
Burlingame, CA 94010

From the San Francisco International Airport (approximately 2 miles): Take Highway 101 southbound toward San Jose and take the Millbrae Avenue exit. Turn left on Millbrae Avenue and then right at the second intersection onto the Bayshore Highway. Proceed through four intersections and the Hyatt Regency is then on the right hand side.

From the San Jose Airport (approximately 30 miles): Take Highway 101 northbound to the Broadway exit. Take the Airport Boulevard ramp towards Bayshore Boulevard and then turn left onto the Bayshore Highway. The Hyatt Regency is then on the left hand side.

From the Oakland Airport (approximately 30 miles): Take interstate 880 southbound toward San Jose. Merge onto the California State Route 92 Highway westbound towards the San Mateo Bridge. Merge onto Highway 101 northbound towards San Francisco to the Broadway exit. Take the Airport Boulevard ramp toward Bayshore Boulevard and then turn left onto the Bayshore Highway. The Hyatt Regency is then on the left hand side.

Core·Mark®

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 23, 2017
10:00 a.m. PDT

Core·Mark

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2017.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholders' annual meeting to be held May 23, 2017, and appoint Thomas B. Perkins and Theodore Castro, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 23, 2017 at 10:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 4. NO VOTE WILL BE RECORDED IF YOU DO NOT SPECIFY A CHOICE ON PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/core
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 22, 2017.

TELEPHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 22, 2017.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

Core·Mark
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR ALL of the Nominees Listed and FOR Proposals 2 and 4.
The Board of Directors Recommends a Vote of "1 Year" for Proposal 3 below.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Robert A. Allen	☐	☐	☐	**f.** Thomas B. Perkins	☐	☐	☐
b. Stuart W. Booth	☐	☐	☐	**g.** Harvey L. Tepner	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
c. Gary F. Colter	☐	☐	☐	**h.** Randolph I. Thornton	☐	☐	☐
d. Laura Flanagan	☐	☐	☐	**i.** J. Michael Walsh	☐	☐	☐
e. Robert G. Gross	☐	☐	☐				

2. Advisory resolution to approve named executive officer compensation. ☐ For ☐ Against ☐ Abstain

3. Advisory vote on the frequency of an advisory vote on executive compensation. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

4. To ratify the selection of Deloitte and Touche LLP as Core-Mark's independent registered public accounting firm to serve for the fiscal year ended December 31, 2017. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS EXCEPT FOR PROPOSAL 3 WHERE A NON-VOTE WILL NOT BE TALLIED.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.